Exhibit 3.1

FOURTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

EXZEO GROUP, INC.

(Pursuant to Sections 607.1007 and 607.1003

of the Florida Business Corporation Act)

Exzeo Group, Inc., a corporation organized and existing under and by virtue of the provisions of the Florida Business Corporation Act (the “FBCA”),

DOES HEREBY CERTIFY:

1. That this Corporation is named Exzeo Group, Inc. (the “Corporation”) and was originally incorporated in the State of Florida on July 21, 2020, and that these Fourth Amended and Restated Articles of Incorporation shall amend, restate and supersede in their entirety any and all prior Amended and Restated Articles of Incorporation, Articles of Incorporation, and any Articles of Amendment or Certificates of Designation thereto, filed with the State of Florida from the date of the Corporation’s original incorporation through the date hereof.

2. That these Fourth Amended and Restated Articles of Incorporation have been approved by the Board of Directors and shareholders of the Corporation in the manner and by the vote required by the FBCA. These Fourth Amended and Restated Articles of Incorporation contain amendments that require shareholder approval. These Fourth Amended and Restated Articles of Incorporation were approved by the shareholders pursuant to a written consent in lieu of a meeting dated October 14, 2025, and the votes cast for the amendments by the shareholders were sufficient for approval.

That the existing Third Amended and Restated Articles of Incorporation of this Corporation have been further amended and restated in their entirety to read as follows:

FIRST: The name of this corporation is Exzeo Insurance Group, Inc. (the “Corporation”).

SECOND: The address of the principal office of the Corporation is 3802 Coconut Palm Drive, Tampa, Florida 33619. The mailing address of the Corporation is 3802 Coconut Palm Drive, Tampa, Florida 33619. The address of the Corporation’s registered office is One Independent Drive, Suite 1300, Jacksonville, Florida 32202. The name of the registered agent at such address is F&L Corp.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act (the “FBCA”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 350,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), and (ii) 150,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. Dividends and Distributions. Subject to the rights, if any, of the holders of any outstanding shares of Preferred Stock, the Board of Directors of the Corporation may, in its sole discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends or other distributions on the Common Stock.

2. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of Preferred Stock the full preferential amounts, if any, to which they are entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining net assets of the Corporation available for distribution.

3. Voting Rights. Except as otherwise provided by the FBCA, and except as may be determined by the Board of Directors with respect to Preferred Stock pursuant to Section B of this Article Fourth, only the holders of Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Upon any such vote the holders of Common Stock shall, except as otherwise provided by law, be entitled to one vote for each share of Common Stock held by them respectively.

B. PREFERRED STOCK

1. Series and Variations Between Series. Pursuant to Section 607.0602 of the FBCA, the Board of Directors of the Corporation is hereby expressly authorized, without the approval of the shareholders of the Corporation, to (a) provide for the classification and reclassification of any unissued shares of Preferred Stock and determine the preferences, limitations, and relative rights thereof and (b) issue Preferred Stock in one or more series, all within the limitations set forth in Section 607.0601 of the FBCA. The authority of the Board of Directors of the Corporation with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(1) the number of shares constituting such series and the distinctive designation of that series;

(2) the dividend rate, if any, on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) whether such series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(5) whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) whether such series shall have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of such sinking fund;

(7) the rights of the shares of such series in the event of voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8) any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series.

C. NO PREEMPTIVE RIGHTS

No holder of shares of any class of capital stock of the Corporation shall have any preferential or preemptive right to subscribe to or acquire (1) unissued or treasury shares of the Corporation of any class, (2) securities of the Corporation convertible into or carrying a right to acquire or subscribe to shares of any class or (3) any other obligations, warrants, rights to subscribe to shares or other securities of the Corporation of any class, in each case whether now or hereafter authorized.

FIFTH: Subject to any additional vote required by these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: The Board of Directors is classified as set forth in these Amended and Restated Articles of Incorporation. The directors are classified with respect to the time for which they severally hold office, into three classes, Class A, Class B and Class C, each of which shall be as nearly equal number as possible, and shall be adjusted from time to time in the manner specified in the Bylaws of the Corporation to maintain such proportionality. Each director in Class A was elected to hold office for a term expiring at the 2026 annual meeting of the shareholders; each director in Class B was elected to hold office for a term expiring at the 2027 annual meeting of the shareholders; and each director in Class C was elected to hold office for a term expiring at the 2028 annual meeting of the shareholders. At each annual meeting of the shareholders beginning in 2026, successors to the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of the shareholders held in the third year following the year of election and until their successors have been duly elected and qualified or until such director’s earlier death, resignation or removal. Notwithstanding the foregoing provisions of this Article Sixth, each director will serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

Subject to any additional vote required by these Amended and Restated Articles of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Each director shall be entitled to one vote on each matter presented to the Board of Directors.

SEVENTH: Any director may be removed from office, but only for Cause (as defined below) by the affirmative vote of holders of at least a majority of the voting power of the then outstanding shares of stock entitled to vote for the election of directors (or, if a director is elected by a voting group of shareholders, at least a majority of the voting power of the then outstanding shares of stock of the voting group of shareholders that elected the director to be removed). As used herein, “Cause” shall exist only if the director whose removal is proposed (1) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (2) has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duties to the Corporation in a matter which has a material adverse effect on the business of the Corporation and such adjudication is no longer subject to direct appeal.

EIGHTH: Any vacancy occurring in the Board of Directors, including a vacancy created by the removal of a director or an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum of the Board of Directors; provided, however, that if the vacant office was held by a director elected by a voting group of shareholders, only the remaining directors elected by that voting group shall fill the vacancy. A director elected by directors to fill a vacant office pursuant to this Article Eighth shall be deemed to be a director elected by the same voting group of shareholders that elected the director(s) who voted to fill the vacancy. Any director elected pursuant to this Article Eighth shall serve until the next meeting of the shareholders at which directors are elected or, if then permitted by the FBCA, the next election of the class for which such director shall have been chosen, and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

NINTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

TENTH: Meetings of shareholders may be held within or without the State of Florida, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Florida at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ELEVENTH: Any action required or permitted to be taken by shareholders of the Corporation may be taken only upon the vote of shareholders at an annual or special meeting of shareholders duly noticed and called in accordance with the FBCA and the Bylaws of the Corporation, and no such action may be taken without a meeting by written consent of shareholders.

TWELFTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the FBCA or any other law of the State of Florida is amended after approval by the shareholders of this Article Twelfth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the FBCA as so amended.

Any repeal or modification of the foregoing provisions of this Article Twelfth by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

THIRTEENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which FBCA permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise provided by the FBCA.

Any amendment, repeal or modification of the foregoing provisions of this Article Thirteenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

FOURTEENTH: Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or any provision in the Bylaws of the Corporation: (1) any provisions in these Amended and Restated Articles of Incorporation that require a greater voting requirement than provided in the FBCA may only be amended by the same vote required to take action under the voting requirement then in effect; and (2) any provisions in the Bylaws of the Corporation that require a greater voting requirement than provided in the FBCA may only be amended by the same vote required to take action under the voting requirement then in effect.

FIFTEENTH:

A. COMPETITION AND CORPORATE OPPORTUNITIES

1. Subject to any express agreement that may from time to time be in effect, a Dual Role Person (as defined below) may, and shall have no duty not to, on behalf of HCI (as defined below), in each case (a) carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as a director, officer or shareholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or its Controlled Affiliates (as defined below), (b) do business with any customer or vendor of any of the Corporation or its Controlled Affiliates, and (c) employ or otherwise engage any officer or employee of the Corporation or its Controlled Affiliates. To the fullest extent permitted by Florida law, the Corporation hereby renounces any interest or expectancy of the Corporation or its Controlled Affiliates to participate in any business of HCI, and waives any claim against a Dual Role Person and shall indemnify a Dual Role Person against any claim that such Dual Role Person is liable to the Corporation or its shareholders or its Controlled Affiliates for breach of any fiduciary duty solely by reason of such Dual Role Person’s participation in any such business. To the fullest extent permitted by Florida law, the Corporation shall pay in advance any expenses incurred in defense of such claim as provided in the Bylaws of the Corporation.

2. In the event that a Dual Role Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) HCI and (y) the Corporation or its Controlled Affiliates, the Dual Role Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or its Controlled Affiliates. To the fullest extent permitted by Florida law, the Corporation hereby renounces any interest or expectancy of the Corporation or its Controlled Affiliates in such corporate opportunity, and waives any claim against each Dual Role Person and shall indemnify a Dual Role Person against any claim that such Dual Role Person is liable to the Corporation or its shareholders or its Controlled Affiliates for breach of any fiduciary duty solely by reason of the fact that such Dual Role Person (a) pursues or acquires any corporate opportunity for the account of HCI, (b) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to HCI or (c) does not communicate information regarding such corporate opportunity to the Corporation or its Controlled Affiliates; provided, however, in each case, that any corporate opportunity which is expressly offered to a Dual Role Person in writing solely in his or her capacity as a director or officer of the Corporation or its Controlled Affiliates shall belong to the Corporation or its Controlled Affiliates. To the fullest extent permitted by Florida law, the Corporation shall pay in advance any expenses incurred in defense of such claim as provided in the Bylaws of the Corporation.

3. To the fullest extent permitted by the laws of the State of Florida, no potential transaction or matter may be deemed to be a corporate opportunity of the Corporation or Controlled Affiliates unless (a) the Corporation and its Controlled Affiliates would be permitted to undertake such transaction or matter in accordance with these Amended and Restated Articles of Incorporation and applicable law, (b) the Corporation and its Controlled Affiliates at such time have sufficient financial resources to undertake such transaction or matter, (c) such transaction or matter would be in the same or similar line of business in which the Corporation and its Controlled Affiliates are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business and (d) the Corporation and its Controlled Affiliates at such time have an interest or reasonable expectancy therein.

B. CONFLICT

In the event of a conflict between this Article Fifteenth and any other provision of these Amended and Restated Articles of Incorporation, this Article Fifteenth shall prevail in all circumstances.

C. AMENDMENTS

Neither the alteration, amendment or repeal of this Article Fifteenth, nor the adoption of any provision of these Amended and Restated Articles of Incorporation inconsistent with this Article Fifteenth, nor, to the fullest extent permitted by Florida law, any modification of law, shall eliminate or reduce the effect of this Article Fifteenth in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article Fifteenth, would accrue or arise, prior to the effective date of such alteration, amendment, repeal, adoption or modification.

D. DEFINED TERMS

For purposes of this Article Fifteenth:

1. “Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controlling,” “controlled by,” or “under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2. “Controlled Affiliate” means, with respect to the Corporation, any Person controlled by the Corporation. For purposes of the foregoing definition, “controlled” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

3. “Dual Role Person” means (i) any director or officer of the Corporation who is also a director, officer, employee or Affiliate of HCI and (ii) HCI.

4. “HCI” means HCI Group, Inc. and its Affiliates (other than the Corporation and its Controlled Affiliates), together with their respective successors and assigns.

5. “Person” means an individual or any corporation, partnership, limited liability company, estate, trust, association, private foundation joint stock company or any other entity.

* * *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with the FBCA.

4. That these Amended and Restated Articles of Incorporation, which restate and integrate and further amend the provisions of this Corporation’s prior Amended and Restated Articles of Incorporation, has been duly adopted in accordance with the FBCA.

5. That these Amended and Restated Articles of Incorporation shall be effective as of 12:01 a.m., Eastern Time, on November 6, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed by a duly authorized officer of this Corporation on this day of November 4, 2025.

By:	/s/ Brook Baker
Name: Brook Baker
Its: General Counsel

ARTICLES OF CORRECTION

For

EXZEO INSURANCE GROUP, INC.

Name of Corporation as currently filed with the Florida Dept. of State

P20000062078

Document Number (if known)

Pursuant to the provisions of Section 607.0124, Florida Statutes.

These articles of correction correct Amended and Restated Articles of Incorporation          ,

(Document Type Being Corrected)

filed with the Department of State on November 4, 2025

(File Date of Document)          .

Specify the inaccuracy, incorrect statement, or defect:

Article FIRST incorrectly stated the name as Exzeo Insurance Group, Inc. and the correct name is Exzeo Group, Inc.

Correct the inaccuracy, incorrect statement, or defect:

FIRST: The name of this corporation is Exzeo Group, Inc. (the “Corporation”).

/s/ Brook Baker

(Signature of a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of the receiver, trustee, or other court appointed fiduciary, by that fiduciary.)

Brook Baker	Secretary and General Counsel
(Typed or printed name of person signing)	(Title of person signing)

Filing Fee: $35.00